UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 22, 2016

(Date of Report/Date of earliest event reported)

BANK MUTUAL CORPORATION

(Exact name of registrant as specified in its charter)

WISCONSIN	000-31207	39-2004336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4949 West Brown Deer Road

Milwaukee, Wisconsin 53223

(Address and zip code of principal executive offices)

(414) 354-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 22, 2016, Bank Mutual Corporation (the "Company") and Clover Partners, L.P., MHC Mutual Conversion Fund, L.P., Clover Investment, L.L.C., and Johnny Guerry (collectively, the "Clover Parties") entered into an agreement (the "Agreement") to avoid the expense and disruption that would result from a proxy contest by the Clover Parties regarding the election of directors to the Company’s board of directors (the "Board") at its 2016 annual meeting of shareholders scheduled for May 2, 2016 (the "2016 Annual Meeting"). Pursuant to the Agreement, the Company has agreed to:

•	increase the size of the Board from nine to ten members, as of the 2016 Annual Meeting;

•	nominate Mike I. Shafir (the "Clover Nominee") for election to the Board at the 2016 Annual meeting;

•	appoint the Clover Nominee to the Board’s audit committee following his election; and

•	nominate for election to the Board at the 2016 Annual Meeting only the Clover Nominee and each of the current board members whose terms end at the 2016 Annual Meeting.

Under the Agreement, the Clover Parties agreed to terminate any proxy solicitation efforts with respect to the 2016 Annual Meeting. The Clover Parties, which according to the filings by the Clover Parties with the Securities and Exchange Commission ("SEC") beneficially own approximately 4.1% of the outstanding shares of the Company’s common stock, agreed to vote in favor of the Board’s nominees at the 2016 Annual Meeting.

The Clover Parties further agreed that if, during the Standstill Period (as defined below), the total number of the Company’s common shares held in the aggregate by the Clover Parties falls below 1,300,000 shares (which as of December 31, 2015 represented approximately 2.9% of the outstanding shares of the Company’s common stock), the Clover Nominee is required to resign or be removed from the Board and all committees thereof.

Under the Agreement, and subject to certain exceptions, the Clover Parties have agreed that, during the Standstill Period, they will not themselves or through any affiliates or associates:

•	enter into any voting agreement or pooling arrangement other than with other Clover Parties or their affiliates;

•	solicit proxies or written consents of the Company’s shareholders with respect to any matter in opposition to any recommendation of the Board;

•	engage in any solicitation to encourage the withholding of shareholder votes or proxies with respect to any director nominated by the Company or any other proposal of the Company set forth in its proxy statement;

•	seek to call a meeting of the Company’s shareholders;

•	without the Board’s consent, solicit or negotiate with any person with respect to or propose to enter into or make any public announcement or proposal with respect to a material transaction involving the Company, including, but not limited to, a merger, a sale of substantially all of its assets, the purchase of 10% or more of the Company’s outstanding equity securities and the liquidation of the Company (any such transaction, a "Material Transaction");

•	submit any shareholder proposal or any notice of nomination or other business under the Company’s bylaws or nominate or oppose directors for election at the 2017 or 2018 annual meeting;

•	acquire or offer to acquire any of the Company’s outstanding equity securities, if afterward the Clover Parties would beneficially own more than 4.5% of the Company’s outstanding shares;

•	publicly (or privately to third parties) disparage the Company or any director or member of management of the Company;

•	encourage, cooperate with or support any other party in the foregoing; or

•	publicly or privately request permission to do any of the foregoing or amend or waive any of the foregoing.

However, if a third party publicly announces a proposed bona fide Material Transaction or tender offer and none of the Clover Parties has directly or indirectly solicited or directed such third party to propose, initiate or effectuate such transaction (any such proposal, a "Third-Party Proposal"), the Clover Parties may solicit, negotiate, propose or publicly announce a Material Transaction or tender offer (and take any other action described above) to the extent reasonably necessary to propose, initiate or effect a reasonably competitive transaction. However, if the Third-Party Proposal is not hostile, the Clover Parties may solicit, negotiate, propose or publicly announce a Material Transaction or tender offer (and take any other action described above) only to the extent reasonably necessary to propose, initiate or effect a transaction that is reasonably considered to be superior to such Third-Party Proposal.

The "Standstill Period" is defined in the Agreement as the period between the date of the Agreement and the earliest of (i) the date of the Company’s 2019 annual meeting; (ii) January 1, 2017, if the Clover Nominee resigns or is removed from the Board on or before November 1, 2016; (iii) 90 days after the Clover Nominee resigns or is removed from the Board, if such resignation or removal is on or after November 2, 2016; or (iv) if the Company breaches certain of its obligations under the Agreement.

The foregoing discussion of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Agreement dated February 22, 2016 among the Company and the Clover Parties

99.1	Press release issued February 22, 2016 relating to the Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2016		BANK MUTUAL CORPORATION
(Registrant)

	By:	/s/ Michael W. Dosland
Michael W. Dosland
Senior Vice President and
Chief Financial Officer

Exhibit Index

Exhibits filed herewith:

10.1	Agreement dated February 22, 2016 among the Company and the Clover Parties

99.1	Press release issued February 22, 2016 relating to the Agreement